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                                                                    Exhibit 99.2


                   PRINCIPAL TERMS OF WMX TECHNOLOGIES, INC.
                        CONVERTIBLE SUBORDINATED NOTES


Issuer:                      WMX Technologies, Inc. ("WMX").

Security:                    Registered subordinated debt obligation of WMX (a
                             "Note").

Exchange Ratio:              Chemical Waste Management, Inc. ("CHW")
                             shareholders will receive one Note for every 81.1 shares of CHW common stock exchanged in the merger, in accordance with the terms and provisions of the Merger Agreement.

Issue Price/Principal        Each Note will have a stated issue price of $717.80
Amount:                      (the "Issue Price") and a principal amount (the
                             "Principal Amount") due at maturity of $1,000.

Denominations:               Issuable in minimum denominations of $1,000 and
                             integral multiples thereof.

Maturity:                    Each Note will mature on the tenth anniversary of
                             the issue date, unless converted by the Holder of the Note or purchased or redeemed by WMX prior to maturity.

Yield to Maturity/           5.75% per annum (computed on a semi-annual bond
Interest:                    equivalent basis) calculated from the issue date
                             and based on the Issue Price. Interest will be
                             payable semi-annually in cash at a rate of 2% of
                             the Principal Amount per annum.
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Convertibility:              Each Note will be convertible at the option of the
                             holder at any time prior to maturity, unless previously redeemed or otherwise purchased by WMX, into that number of shares of WMX common stock (the
                             "Conversion Rate") equal to the quotient derived by dividing 717.80 by the average of the per share closing price (the "WMX Closing Price") of WMX common stock on the 10 trading days prior to the Stockholder Meeting; provided, however, that the Conversion Rate shall not be less than 21.90 or more than 26.76. WMX may, at its option, pay such Holder cash for each converted Note in an amount equal to the Conversion Rate multiplied by the closing market price of WMX common stock on the date of conversion. The Conversion Rate will not be adjusted for accrued original issue discount or accrued but unpaid interest upon conversion and the Holder will not receive any cash payment representing accrued original issue discount or accrued but unpaid interest; such accrued original issue discount and accrued but unpaid interest will be deemed paid by the WMX common stock received on conversion.

Listing:                     WMX will apply to list the Notes on the New York
                             Stock Exchange.

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Optional Redemption:         The Notes will not be redeemable by WMX prior to
                             the fifth anniversary of the issue date.
                             Thereafter, the Notes will be redeemable in cash at the option of WMX, in whole or in part, at any time at the Issue Price plus accrued original issue discount and accrued but unpaid interest through the date of redemption.

Purchase at the              WMX will purchase the Notes in cash, at the option
Option of the Holder:        of the Holder, on the third and fifth anniversaries
                             of the issue date at a price per Note of $786.38 and $839.03, respectively (Issue Price plus accrued original issue discount).

Subordination:               The Notes will be subordinated to all existing and
                             future debt of WMX not designated as subordinated debt.

Sinking Fund:                None.


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